FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
jim.zeumer@pultegroup.com

PULTEGROUP REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS
•Net Income of $2.73 Per Share Increased 59% Over Prior Year Adjusted Net Income of $1.72 Per Share
•Closings of 7,177 Homes Comparable with Prior Year; Average Sales Price Increased 19% to $531,000
•Home Sale Revenues Increased 18% to $3.8 Billion
•Home Sale Gross Margin Increased 430 Basis Points to 30.9%
•Net New Orders of 6,418 Homes with a Value of $3.9 Billion
•Unit Backlog of 19,176 Homes with a Value of $11.6 Billion
•Company Repurchased $294 Million of Stock in the Period

ATLANTA - July 26, 2022 - PulteGroup, Inc. (NYSE: PHM) announced today financial results for its second quarter ended June 30, 2022. For the quarter, the Company reported net income of $652 million, or $2.73 per share. Prior year reported net income was $503 million, or $1.90 per share. Adjusted net income for the prior year period was $456 million, or $1.72 per share, after excluding a $46 million pre-tax insurance benefit and a tax benefit of $12 million resulting from a change in valuation allowances associated with state net operating loss carryforwards.

“Reflecting the exceptional demand conditions in the back half of 2021, we delivered record second quarter homebuilding revenues and gross margin which drove a significant increase in earnings per share,” said Ryan Marshall, President and Chief Executive Officer of PulteGroup. “The ongoing strength of our quarterly financial results allowed us to deliver a return on equity of 31%* for the trailing 12 months.

“While PulteGroup continues to deliver outstanding financial results and maintain a large backlog of sold homes, Federal Reserve actions to raise interest rates to combat inflation, combined with lower consumer confidence and increasing fears of a recession have worked to cool the demand environment. The recent 200-basis point increase in mortgage rates has impacted affordability, but we continue to believe the desire for homeownership is high and the long-term outlook for housing remains positive.

“Within today’s volatile market conditions, we remain disciplined in our business practices and focused on delivering high returns on invested capital in support of building long-term shareholder value. Given PulteGroup’s efficient building practices and exceptional financial strength, I believe we are extremely well positioned to manage through today’s changing market conditions.”

Home sale revenues for the second quarter increased 18% over the prior year period to $3.8 billion. Higher revenues for the quarter reflect a 19% increase in average sales price to $531,000, partially offset by a less than 1% decrease in closings to 7,177 homes. The higher average sales price for the period benefited from price increases realized in prior quarters across all buyer groups and geographies.

The Company’s second quarter homebuilding gross margin of 30.9% represents an increase of 430 basis points over the prior year second quarter and an increase of 190 basis points from the first quarter of 2022. SG&A expense for the period was $351 million, or 9.2% of home sale revenues. In the comparable prior year period, the Company’s reported SG&A expense was $272 million, or 8.4% of home sale revenues. Excluding the $46 million pre-tax insurance benefit recorded in that period, the Company’s adjusted SG&A expense was $319 million, or 9.8% of home sale revenues.

Net new orders in the second quarter were lower by 23% from last year to 6,418 homes, as higher mortgage rates, reduced affordability, and lower consumer confidence, slowed demand and resulted in an increased number of previous buyers cancelling their contracts. In the second quarter, the Company’s cancellation rate was 15%, compared with 7% in the prior year period. The dollar value of net new orders was $3.9 billion, which is a decrease of 8% from the comparable prior year period. For the second quarter, the Company operated out of an average of 791 communities.

The Company’s unit backlog at quarter end was 19,176 homes, which is a decrease of 4% from the prior year. The dollar value of homes in backlog was $11.6 billion, which is an increase of 18% over last year.

Pre-tax income for the Company's financial services operations was $40 million, down from $51 million last year. Lower pre-tax income for the quarter reflects the more competitive operating environment which continues to impact capture rate and pricing. Mortgage capture rate for the second quarter was 78%, down from 86% last year.

The Company’s reported income tax expense for the second quarter was $212 million, representing an effective tax rate of 24.5%. In the prior year period, the Company’s reported income tax expense of $136 million, or an effective tax rate of 21.3%, included the $12 million tax benefit realized in the period. The Company’s prior year tax rate also benefitted from federal energy efficient home credits which expired as of December 31, 2021.

The Company ended the second quarter with $732 million of cash and a debt-to-capital ratio of 20.8%. In the second quarter, the Company repurchased 7.1 million of its shares for $294 million, or an average price of $41.44 per share.

“We continue to allocate capital to support our homebuilding operations, while consistently returning funds to our shareholders through dividends and share repurchase,” said Bob O’Shaughnessy, EVP and Chief Financial Officer. “Through the first half of 2022, the Company paid out $74 million in dividends and returned $794 million to shareholders through the repurchase of 17.4 million shares, or 7.0% of its shares outstanding.”

A conference call discussing PulteGroup's second quarter 2022 results is scheduled for Tuesday, July 26, 2022, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup's corporate website at www.pultegroup.com.

* The Company's return on equity is calculated as net income for the trailing twelve months divided by average shareholders' equity, where average shareholders' equity is the sum of ending shareholders' equity balances of the trailing five quarters divided by five.

Forward-Looking Statements
This release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “may,” “can,”

“could,” “might,” "should", “will” and similar expressions identify forward-looking statements, including statements related to any potential impairment charges and the impacts or effects thereof, expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; competition within the industries in which we operate; including as it relates to our ability to take pricing actions to offset rising expenses; the availability and cost of land and other raw materials used by us in our homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions and the levels of our land spend; the availability and cost of insurance covering risks associated with our businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws which could have a greater impact on our effective tax rate or the value of our deferred tax assets than we anticipate; economic changes nationally or in our local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; the negative impact of the COVID-19 pandemic on our financial position and ability to continue our Homebuilding or Financial Services activities at normal levels or at all in impacted areas; the duration, effect and severity of the COVID-19 pandemic; the measures that governmental authorities take to address the COVID-19 pandemic which may precipitate or exacerbate one or more of the above-mentioned and/or other risks and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period of time; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and other public filings with the Securities and Exchange Commission (the "SEC") for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 40 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroup.com; pulte.com; centex.com; delwebb.com; divosta.com; jwhomes.com; and americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews.

# # #

PulteGroup, Inc.
Consolidated Statements of Operations
($000's omitted, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenues:
Homebuilding
Home sale revenues	$3,809,601	$3,235,379	$6,879,914	$5,831,889
Land sale and other revenues	33,810	33,076	66,969	60,235
	3,843,411	3,268,455	6,946,883	5,892,124
Financial Services	82,775	91,029	166,918	197,150
Total revenues	3,926,186	3,359,484	7,113,801	6,089,274

Homebuilding Cost of Revenues:
Home sale cost of revenues	(2,631,356)	(2,375,495)	(4,812,430)	(4,311,130)
Land sale and other cost of revenues	(31,656)	(31,195)	(63,657)	(55,831)
	(2,663,012)	(2,406,690)	(4,876,087)	(4,366,961)

Financial Services expenses	(43,847)	(40,411)	(87,333)	(80,086)
Selling, general, and administrative expenses	(351,256)	(272,286)	(680,279)	(543,973)
Loss on debt retirement	—	—	—	(61,469)
Other expense, net	(3,498)	(624)	(5,636)	(3,259)
Income before income taxes	864,573	639,473	1,464,466	1,033,526
Income tax expense	(212,138)	(136,074)	(357,308)	(226,020)
Net income	$652,435	$503,399	$1,107,158	$807,506

Per share:
Basic earnings	$2.74	$1.91	$4.56	$3.04
Diluted earnings	$2.73	$1.90	$4.54	$3.03
Cash dividends declared	$0.15	$0.14	$0.30	$0.28

Number of shares used in calculation:
Basic	236,328	262,099	241,036	263,744
Effect of dilutive securities	1,318	648	1,193	627
Diluted	237,646	262,747	242,229	264,371

PulteGroup, Inc.
Condensed Consolidated Balance Sheets
($000's omitted)
(Unaudited)

	June 30, 2022	December 31, 2021

ASSETS

Cash and equivalents	$662,780	$1,779,088
Restricted cash	69,324	54,477
Total cash, cash equivalents, and restricted cash	732,104	1,833,565
House and land inventory	10,729,444	9,047,569
Land held for sale	32,772	29,276
Residential mortgage loans available-for-sale	553,789	947,139
Investments in unconsolidated entities	150,496	98,155
Other assets	1,239,870	1,110,966
Intangible assets	141,337	146,923
Deferred tax assets	120,524	139,038
	$13,700,336	$13,352,631

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$750,508	$621,168
Customer deposits	1,027,938	844,785
Deferred tax liabilities	167,845	165,519
Accrued and other liabilities	1,535,901	1,576,478
Financial Services debt	442,816	626,123
Notes payable	2,030,112	2,029,043
	5,955,120	5,863,116
Shareholders' equity	7,745,216	7,489,515
	$13,700,336	$13,352,631

PulteGroup, Inc.
Consolidated Statements of Cash Flows
($000's omitted)
(Unaudited)

	Six Months Ended
	June 30,
	2022	2021
Cash flows from operating activities:
Net income	$1,107,158	$807,506
Adjustments to reconcile net income to net cash from operating activities:
Deferred income tax expense	20,823	4,781
Land-related charges	8,013	3,254
Loss on debt retirement	—	61,469
Depreciation and amortization	33,393	35,407
Share-based compensation expense	29,640	21,603
Other, net	(58)	(2,922)
Increase (decrease) in cash due to:
Inventories	(1,683,129)	(632,647)
Residential mortgage loans available-for-sale	393,350	(16,384)
Other assets	(87,569)	(85,049)
Accounts payable, accrued and other liabilities	280,722	235,050
Net cash provided by operating activities	102,343	432,068
Cash flows from investing activities:
Capital expenditures	(62,557)	(31,547)
Investments in unconsolidated entities	(50,480)	(15,920)
Distributions of capital from unconsolidated entities	3,010	10,500
Business acquisition	(10,400)	(10,400)
Other investing activities, net	(2,713)	(17)
Net cash used in investing activities	(123,140)	(47,384)
Cash flows from financing activities:
Repayments of notes payable	(4,152)	(797,395)
Borrowings under revolving credit facility	110,000	—
Repayments under revolving credit facility	(110,000)	—
Financial Services repayments, net	(183,307)	(59,193)
Debt issuance costs	(11,167)	—
Stock option exercises	—	11
Share repurchases	(794,227)	(353,703)
Cash paid for shares withheld for taxes	(13,614)	(10,607)
Dividends paid	(74,197)	(74,910)
Net cash used in financing activities	(1,080,664)	(1,295,797)
Net decrease in cash, cash equivalents, and restricted cash	(1,101,461)	(911,113)
Cash, cash equivalents, and restricted cash at beginning of period	1,833,565	2,632,235
Cash, cash equivalents, and restricted cash at end of period	$732,104	$1,721,122

Supplemental Cash Flow Information:
Interest paid (capitalized), net	$230	$11,606
Income taxes paid (refunded), net	$290,571	$154,658

PulteGroup, Inc.
Segment Data
($000's omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
HOMEBUILDING:
Home sale revenues	$3,809,601	$3,235,379	$6,879,914	$5,831,889
Land sale and other revenues	33,810	33,076	66,969	60,235
Total Homebuilding revenues	3,843,411	3,268,455	6,946,883	5,892,124

Home sale cost of revenues	(2,631,356)	(2,375,495)	(4,812,430)	(4,311,130)
Land sale and other cost of revenues	(31,656)	(31,195)	(63,657)	(55,831)
Selling, general, and administrative expenses ("SG&A")	(351,256)	(272,286)	(680,279)	(543,973)
Loss on debt retirement	—	—	—	(61,469)
Other expense, net	(4,645)	(1,460)	(6,719)	(3,998)
Income before income taxes	$824,498	$588,019	$1,383,798	$915,723

FINANCIAL SERVICES:
Income before income taxes	$40,075	$51,454	$80,668	$117,803

CONSOLIDATED:
Income before income taxes	$864,573	$639,473	$1,464,466	$1,033,526

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Home sale revenues	$3,809,601	$3,235,379	$6,879,914	$5,831,889

Closings - units
Northeast	386	497	648	814
Southeast	1,085	1,175	2,111	2,229
Florida	1,779	1,692	3,212	3,112
Midwest	1,131	1,042	2,075	1,881
Texas	1,483	1,519	2,693	2,744
West	1,313	1,307	2,477	2,496
	7,177	7,232	13,216	13,276
Average selling price	$531	$447	$521	$439

Net new orders - units
Northeast	384	475	809	1,083
Southeast	1,304	1,364	2,635	2,925
Florida	1,554	2,203	3,427	4,607
Midwest	842	1,300	2,005	2,861
Texas	1,225	1,459	2,739	3,351
West	1,109	1,521	2,774	3,347
	6,418	8,322	14,389	18,174
Net new orders - dollars	$3,903,999	$4,258,133	$8,635,271	$8,888,450

Unit backlog
Northeast			949	1,222
Southeast			3,000	3,036
Florida			5,645	5,149
Midwest			2,618	3,179
Texas			3,145	3,660
West			3,819	3,810
			19,176	20,056
Dollars in backlog			$11,614,167	$9,849,743

PulteGroup, Inc.
Segment Data, continued
($000's omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
MORTGAGE ORIGINATIONS:
Origination volume	4,568	5,296	8,625	10,004
Origination principal	$1,754,715	$1,811,523	$3,294,613	$3,376,191
Capture rate	78.2%	85.8%	79.5%	86.9%

Supplemental Data
($000's omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Interest in inventory, beginning of period	$158,670	$193,352	$160,756	$193,409
Interest capitalized	31,338	31,476	62,921	66,103
Interest expensed	(38,454)	(39,395)	(72,123)	(74,079)
Interest in inventory, end of period	$151,554	$185,433	$151,554	$185,433

PulteGroup, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

This report contains information about our operating results reflecting certain adjustments, including net income, diluted earnings per share ("EPS"), operating margin, and debt-to-capital ratio. These measures are considered non-GAAP financial measures under the SEC's rules and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures. We believe that reflecting these adjustments provides investors relevant and useful information for evaluating the comparability of financial information presented and comparing our profitability and liquidity to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate these measures and any adjustments thereto before comparing our measures to those of such other companies.

The following tables set forth a reconciliation of the non-GAAP financial measures to the GAAP financial measures that management believes to be most directly comparable ($000's omitted, except per share data):

Adjusted EPS
		Three Months Ended
	Results of Operations Classification	June 30,
		2022	2021

Net income, as reported		$652,435	$503,399
Insurance adjustments	SG&A	*	(46,215)
Income tax effect of the above item	Income tax expense	*	11,323
Tax benefit	Income tax expense	—	(12,078)
Adjusted net income		$652,435	$456,429

EPS (diluted), as reported		$2.73	$1.90
Adjusted EPS (diluted)		$2.73	$1.72

Adjusted Operating Margin
	Three Months Ended
	June 30,
	2022		2021

Home sale revenues	$3,809,601		$3,235,379

Gross margin (a)	$1,178,245	30.9%	$859,884	26.6%

SG&A, as reported	$351,256	9.2%	$272,286	8.4%
Insurance adjustments	*	*	46,215	1.4%
Adjusted SG&A	$351,256	9.2%	$318,501	9.8%

Operating margin, as reported (b)		21.7%		18.2%
Adjusted operating margin (c)		21.7%		16.7%

*Item not meaningful for the period presented
(a) Gross margin represents home sale revenues minus home sale cost of revenues
(b) Operating margin represents gross margin less SG&A
(c) Adjusted operating margin represents gross margin less adjusted SG&A

Debt-to-Capital Ratios

	June 30, 2022	December 31, 2021
Notes payable	$2,030,112	$2,029,043
Shareholders' equity	7,745,216	7,489,515
Total capital	$9,775,328	$9,518,558
Debt-to-capital ratio	20.8%	21.3%